Exhibit 10.9

RESTRICTED STOCK UNIT AWARD AGREEMENT

PURSUANT TO THE GENERAL DYNAMICS CORPORATION

EQUITY COMPENSATION PLAN

This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into as of [                        ], (the “Grant Date”), by and between General Dynamics Corporation (the “Company”) and [                    ] (the “Grantee”).

WHEREAS, the Company sponsors the General Dynamics Corporation Equity Compensation Plan (the “Plan”), pursuant to which the Company may grant Restricted Stock Units (“RSUs); and

WHEREAS, the Company desires to grant the Grantee an award of RSUs.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1. Number of RSUs. The Grantee is hereby granted RSUs over              shares of Common Stock, subject to the restrictions set forth herein. Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of the Company’s common stock (“Common Stock”), subject to certain restrictions and the terms and conditions contained in this Agreement.

2. Nature and Settlement of Award. Settlement of the RSUs shall occur as soon as practicable after the Vesting Date (as provided in Section 3(b) below), but in any event, for Grantees who are U.S. taxpayers, within the period ending on the 15th day of the third month following the end of the tax year (of the Grantee or of the Company, whichever is later) in which the Vesting Date has occurred.

3. Terms of RSUs. The grant of RSUs provided in Section 1 hereof will be subject to the following terms, conditions and restrictions:

(a) No Shareholder Rights. The grant of RSUs does not entitle Grantee to any rights of a shareholder of Common Stock, including dividends or voting rights.

(b) Vesting Date. Except as may otherwise be provided herein, RSUs will vest on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the Grant Date occurs (the “Vesting Date”) provided that the Grantee is employed by the Company or is serving as a director of the Company on such date or dies prior to such date while employed by the Company or serving as a director of the Company. Upon the vesting of the RSUs, the Company, in its sole discretion, may either issue to the Grantee or the Grantee’s personal representative a stock certificate representing, or deposit in such Grantee’s or the Grantee’s personal representative’s brokerage account via electronic transfer, one share of Common Stock for each RSU that has vested.

(c) Dividend Equivalents. If the Company decides to pay dividend equivalents on the RSUs, such dividend equivalents will accrue and be notionally credited to the Grantee’s RSU account and paid out in the form of additional shares after the Vesting Date in accordance with Section 2 and will in no circumstances be settled in cash; no dividend equivalents will be paid out prior to the Vesting Date. In no event shall fractional shares be issued; the Company will round down to the nearest share in settling any accrued dividend equivalents.

(d) Transfer Restrictions. Neither the RSUs nor any interest thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

(e) Incorporation of Plan by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement will have the definitions set forth in the Plan. The Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions will be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement. If there exists any inconsistency between the terms of this Agreement and the Plan, the terms contained in the Plan will govern. If there exists an inconsistency between the terms of the RSUs as provided for herein (including terms relating to the number of shares of RSUs or the Vesting Date) and the terms as indicated in the records maintained by Company, the terms as indicated in the records of the Company will govern.

4. Termination of Employment or Service as a Director.

(a) General. In the event that (i) the Grantee ceases to be employed by the Company or ceases to be a director of the Company for any reason (other than due to death, total and permanent disability, Retirement (as defined below), divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated, or lay-off), prior to the Vesting Date or (ii) the Grantee ceases to be employed by the Company on account of lay-off prior to December 31st of the calendar year following the calendar year in which the Grant Date occurs (the “Determination Date”), the RSUs will be automatically forfeited by the Grantee on the date of such termination. For purposes of this Agreement, in the event of involuntary termination of the Grantee’s employment (whether or not in breach of local labor laws), the Grantee’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Grantee’s right to receive shares pursuant to the RSUs after termination of employment, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Award. For purposes of this Agreement, “Retirement” means, (A) with respect to an employee who is not an elected officer of the

Company on the date on which the employee’s employment with the Company terminates, the termination of employment after the attainment of age 55 with at least five (5) or more years of continuous service and (B) with respect to an employee who is an elected officer of the Company on the date on which the employee’s employment with the Company terminates, termination of employment after attaining age 55 with the consent of the Chief Executive Officer of the Company.

(b) Certain Terminations. In the event that the Grantee ceases to be employed by the Company or ceases to be a director of the Company due to total and permanent disability, Retirement, divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated, prior to the Determination Date, then the RSUs will vest on the date of such cessation with respect to a number of RSUs equal to product of (i) the total number of RSUs granted hereunder (including any dividend equivalents that have been credited to the Grantee’s notional account as of the date of termination of employment) and (ii) a fraction, the numerator of which will be the number of days from January 1 of the year in which the Grant Date occurs to the last day of the month in which such termination occurs and the denominator of which will be 730, such product to be rounded down to the nearest whole share (the “Pro Rated RSUs”), and the remaining RSUs will be automatically forfeited by the Grantee as of the date of such termination. In the event that the Grantee ceases to be employed by the Company or ceases to serve as a director of the Company due to total and permanent disability, Retirement, divestiture or discontinued operation of a Subsidiary or division with which the Grantee was associated, or lay-off, in each case, on or after the Determination Date, then RSUs will vest in full on the date of such cessation. Notwithstanding the foregoing, all of the RSUs will be automatically forfeited by the Grantee if the Grantee causes “Harm” (as defined below) to the Company prior to the Vesting Date. For purposes of this Agreement, “Harm” includes, any actions that adversely affect the Company’s financial standing, reputation, or products, or any actions involving personal dishonesty, a felony conviction related to the Company, or any material violation of any confidentiality or non-competition agreement with the Company.

(c) Change in Control. Notwithstanding the foregoing, the RSUs, to the extent not previously forfeited, will become immediately vested upon the occurrence of a Change in Control.

(d) Settlement of Awards. Settlement of the RSUs that have vested or partially vested pursuant to Sections 4(b) or (c) above shall occur as soon as practicable after such vesting, but in any event, for Grantees who are U.S. taxpayers, within the period ending on the 15th day of the third month following the end of the tax year (of the Grantee or of the Company, whichever is later) in which such vesting has occurred.

5. Tax Withholding. Regardless of any action the Company or the Grantee’s actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into shares of Common Stock, the subsequent sale of any shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Prior to the issuance of shares pursuant to this award of RSUs, the Grantee shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or Employer. In this regard, the Grantee authorizes the Company or the Employer to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation payable to the Grantee by the Company or the Employer or from any equivalent cash payment received upon vesting of the RSUs. Alternatively, or in addition, if permissible under local law, the Company or the Employer may, in their sole discretion, (i) sell or arrange for the sale of Shares to be issued on the vesting of the RSUs to satisfy the withholding or payment on account obligation, and/or (ii) withhold in shares, provided that the Company and the Employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount (or such other rate that will not result in a negative accounting impact). The Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Grantee’s receipt of this Award, the vesting of the RSUs, or the conversion of the vested RSUs into shares that cannot be satisfied by the means previously described. The Company may refuse to deliver shares to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described herein. If the Grantee fails to pay or make satisfactory arrangements to satisfy all withholding and payment on account obligations by the 15th day of the third month following the end of the tax year (of the Grantee or of the Company, whichever is later) in which the RSUs have vested, then the RSUs shall be forfeited.

6. Nature of Grant. In accepting the RSUs, the Grantee acknowledges that:

(a) the Plan is discretionary in nature and established voluntarily by the Company and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan, and the award of RSUs is at the sole discretion of the Company and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(b) the award of RSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and the RSUs are outside the scope of the Grantee’s employment contract, if any;

(c) the RSUs are not part of normal or expected compensation or salary for any purposes, including, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(d) neither the award of RSUs nor any provision of this Agreement nor the Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company, the RSUs shall not be interpreted to form an employment contract or relationship with the Company; and

(e) no claim or entitlement to compensation or damages arises from termination of the RSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the or shares received upon vesting of the RSUs resulting from termination of the Grantee’s employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

7. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon vesting of the RSUs. Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact his or her local human resources representative.

8. Miscellaneous.

(a) Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement will be valid unless the same is agreed to in writing by the parties hereto. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. The Company reserves the right, however, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally alter or modify the awards to ensure all RSUs and the Agreements provided to

Grantees who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however that the Company makes no representations that the RSUs will be exempt from or will comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the RSUs.

(b) Bound by Plan and Other Related Documents. By accepting the award of RSUs, the Grantee acknowledges that the Grantee has received a copy of the Plan and General Dynamics Corporate Policy 03-103, “Detection and Prevention of Insider Trading in General Dynamics Corporation Securities” (the “Trading Policy”) and has had an opportunity to review the Plan and the Trading Policy and agrees to be bound by all the terms and provisions of the Plan and the Trading Policy.

(c) Successors. The terms of this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and of the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(d) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Virginia, and agree that such litigation shall be conducted in the courts of Virginia or the federal courts for the Eastern District of Virginia, and no other courts, where this award of RSUs is made and/or to be performed.

(e) Section 409A Compliance. To the extent applicable, it is intended that the Plan and the Agreement comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(f) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(g) Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.